SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement          [ ] Confidential, for Use of
[ ] Definitive Proxy Statement                 the Commission Only (as
[x] Definitive Additional Materials            permitted by
[ ] Soliciting Material Pursuant to            Rule 14a-6(e)(2))
            Section 240.14a-11(c)
            or Section 240.14a-12

                                  Epitope, Inc.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    5)  Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

--------------------------------------------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
    3)  Filing Party:

--------------------------------------------------------------------------------
    4)  Date Filed:

--------------------------------------------------------------------------------

[LOGO]
                                  Epitope, Inc.
                             8505 SW Creekside Place
                             Beaverton, Oregon 97008
                                 (503) 641-6115
                               Fax (503) 643-2781

                                  June 3, 1997





Dear Shareholder:

We recently sent you an update on matters that will be considered at the 1997 annual meeting of shareholders of Epitope, Inc., which has been adjourned from its originally scheduled date. The annual meeting will be reconvened at 9 a.m. on Tuesday, June 17, 1997, at the Greenwood Inn, 10700 Allen Boulevard, Beaverton, Oregon.

Before the annual meeting is reconvened, we wanted to let you know about a change in the Company's management. A press release describing the change appears on the back of this letter.

We also want to advise you that we have successfully rescinded our acquisition of Andrew and Williamson Sales, Co. (A&W), on the terms described in our last letter to you.

A proxy card accompanied the materials previously sent to you. If you would like another card in order to change your vote or would like another copy of any proxy materials, please call Mary W. Hagen at (503) 641-6115, or write the Investor Relations Department at Epitope, Inc., 8505 S.W. Creekside Place, Beaverton, Oregon 97008.

We look forward to seeing you at the annual meeting.

Sincerely,


/s/ Roger L. Pringle
Roger L. Pringle
Chairman

FOR IMMEDIATE RELEASE                           Contact:          Gus Allen
                                                                  Mary Hagen
                                                                  503.641.6115

                       EPITOPE ANNOUNCES MANAGEMENT CHANGE

Beaverton, Oregon, June 3, 1997 -- Epitope, Inc. (NASDAQ:EPTO) today announced that Adolph J. Ferro, Ph.D., will devote full time to his position as president and chief executive officer of the company's Agritope group, effective immediately. W. Charles Armstrong, a member of the board of directors, will serve as interim president and chief executive officer of Epitope, Inc.

"Management and the board have been discussing strategies for accelerating Agritope's development as a stand-alone enterprise," Dr. Ferro stated. "I look forward to turning my full attention to guiding Agritope in its transition from development-stage company to mature business."

Dr. Ferro was a co-founder of Agricultural Genetic Systems, Inc., which the company acquired in 1987 and renamed Agritope, Inc. He is a co-inventor of Agritope's patented ethylene-control technology. Agritope is developing applications of the technology to control ripening in fruits and vegetables.

Roger Pringle, chairman of the board, praised Dr. Ferro's accomplishments. "Al has done an outstanding job of keeping Epitope fully funded in the face of regulatory delays and other hurdles that prevented it from relying on product revenues. Now that our medical products are generating meaningful sales, we are pleased that Al will devote his efforts to commercializing Agritope's genetic technology, which he was instrumental in developing."

The company will immediately initiate a search for a new president and chief executive officer of Epitope, Inc. Mr. Armstrong, who will succeed Dr. Ferro in that capacity on an interim basis, has been a director of Epitope since 1989. He is the former chief executive officer of Bank of America Oregon.

Mr. Pringle stated that the management change is part of a long-range plan to allow the company's Epitope Medical Products and Agritope groups to operate independently. The company's board of directors continues to consider a proposal to issue a second, separate class of common stock that would track the performance of Agritope. The board also plans to consider alternatives that could involve a spin-off or other divestiture of Agritope.

Epitope, Inc. is a biotechnology company that develops and markets medical diagnostic products through its Epitope Medical Products group. Its Agritope group is focused on the development and commercialization of novel agricultural products using plant genetic engineering and other modern methods.

                                      # # #